FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-04

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 02/22/19 08:10:11

To: Timothy Green (WELLS FARGO SECURITI )
Subject: NEW ISSUE CMBS: WFCM 2019-C49 *PUBLIC IO GUIDANCE*

WFCM 2019-C49 - PUBLIC NEW ISSUE
**IO GUIDANCE** $667.772 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	~PROCEEDS($MM)	PRICE GUIDANCE
X-A	AAA(sf)/AAAsf/Aaa(sf)	541.960	52.4	T+140A
X-B	A(high)(sf)/A-sf/NR	125.812	6.8	BWIC @ 12pm; Sugg'd Talk T+140A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$774,228,768
NUMBER OF LOANS:	64
NUMBER OF PROPERTIES:	71
WA CUT-OFF LTV:	62.8%
WA BALLOON LTV:	58.3%
WA U/W NCF DSCR:	1.76x
WA U/W NOI DEBT YIELD:	10.9%
WA MORTGAGE RATE:	5.158%
TOP TEN LOANS %:	46.0%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	353
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(37.6%), LCF(21.9%), RMF(19.4%), BARCLAYS(15.5%), CIII(5.6%)

TOP 3 PROPERTY TYPES:	RETAIL(29.8%), HOSPITALITY(21.9%), OFFICE(14.8%)

TOP 5 STATES:	CA(15.1%), TX(10.0%), FL(9.9%), VA(8.8%), NY(8.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES

DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS AGGREGATOR I L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	MARCH 5, 2019

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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